EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Hawkeye Digital, Inc. on Form S -8 File No 333-234074 of our report dated September 11, 2026, with respect to our audit of the financial statements of Hawkeye Digital, Inc. as of and for the year ended June 30, 2026 which appear in this Annual Report on Form 10-K.

GRASSI & CO., CPAs, P.C.

Glastonbury, Connecticut

September 11, 2026